SECTION 10(A) PROSPECTUS OF
                               LIBERTY MINT, LTD.

         September 12, 2000: This document constitutes part of a prospectus covering securities of Liberty Mint, Ltd., a Nevada corporation (the "Company"), that have been registered under the Securities Act of 1933, as amended (the "Securities Act"). This document, a Section 10(a) Prospectus, contains and constitutes three sections: First, the "General Plan Information;" second, the "Registrant Information;" and third, the Company's Forms 10-SB/A-4, 10-KSB/A and 10-QSB, which are incorporated herein by this reference, and thereby constructively provided to offerees.

Item 1.  General Plan Information

         The Company's board of directors (the "Board") has adopted a written compensation contract to compensate Richard D. Surber for services rendered to the Company in preparing and filing Forms 10-SB, 10-KSB, and 10-QSB, and with the Securities and Exchange Commission, and in preparing and filing amendments thereto, and responding to SEC comments thereon. None of the services performed by Richard D. Surber were in connection with the offer or sale of securities in a capital raising transaction, nor did they directly or indirectly promote or maintain a market for the Company's securities. Pursuant to the Compensation Agreement, the Board has authorized the issuance of one hundred eighty thousand (180,000) shares of $0.001 par value common stock of the Company (the "Common Stock").

         The Board adopted the Compensation Agreement (the "Plan") on September __, 2000. The Plan is part of efforts to aid the Company in obtaining and paying for qualified consultants, and advisors who can contribute to the future success of the Company, and in providing such individuals with an incentive to use their best efforts to promote the growth and profitability of the Company.

         The Plan is not subject to the  provisions  of the Employee  Retirement
Income Security Act of 1974, as amended ("ERISA"), nor qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         As the ultimate administrator of the Plan, Dan Southwick, President and CEO of Liberty Mint, Ltd. should be contacted with requests for additional Plan information. Alternatively, the Board may appoint a committee to administer the Plan (hereinafter Mr. Southwick or the Board's duly authorized committee shall be referred to as "Plan Administrators"). As no committee has been authorized by the Board, Dan Southwick is the Plan Administrator. The address of Mr. Southwick is c/o the Company,975 North 1430 West, Orem, Utah 84059, telephone (801) 426-6699

         In the event Mr. Southwick resigns as the administrator of the Plan, the vote of a majority of the Board of directors may select a successor or appoint a committee to administer the Plan.

Securities to be Offered

         Common stock up to a maximum of one hundred eighty thousand (180,000) shares of $0.001 par value Common Stock may be granted under the Plan. The number of shares of Common Stock issuable under the Plan is subject to adjustment in the event of changes in the outstanding shares of Common Stock resulting from stock dividends, stock splits, or recapitalizations.




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Who May Participate in the Plan

         Richard D. Surber is the only person eligible to receive common stock under the Plan.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

         Richard D. Surber is the only employee who shall receive common stock. The Plan is not subject to ERISA and the securities are being issued by the Company and not purchased on the open market or otherwise.

         The shares of Common Stock subject to the Plan are subject to proportionate adjustment in the event of a stock dividend on the Common Stock or a change in the number of issued and outstanding shares of Common Stock as a result of a stock split, consolidation, or other recapitalization.

Amendments and Termination

         The Plan may not be abandoned or terminated at any time without the consent of all parties to the written compensation contract. The Plan shall otherwise terminate on the earlier of the date that is one year from the date of the compensation contract or the date on which the one hundred eighty thousandth share is deregistered on a post-effective amendment on Form S-8 filed with the Securities and Exchange Commission (the "SEC"). No termination, suspension, alteration or amendment may adversely affect the rights of Mr. Surber without his consent.

Resale of Common Stock

         Shares of Common Stock issued under the Plan will have been initially registered pursuant to a Form S-8 Registration Statement filed by the Company. Subsequent resales of shares obtained pursuant to the Plan may be eligible for immediate resale depending on whether an exemption from registration is available or whether the shares are in fact registered. The Company makes no statement as to subsequent saleability of specific shares obtained pursuant to the Plan and urges any persons seeking to sell shares so obtained to seek counsel from independent attorneys.

         As may be applicable for subsequent resale of shares obtained from the Plan, the Board believes that the Company has filed all reports and other materials required to be filed during the preceding twelve months under the Securities Exchange Act of 1934 as of September 12, 2000.

Tax Effects of Plan Participation & Nonstatutory Options

         The following discussion of the federal income tax consequences of participation in the Plan is only a summary, does not purport to be complete, and does not cover, among other things, state and local tax consequences. Additionally, differences in participants' financial situations may cause federal, state, and local tax consequences of participation in the Plan to vary. Therefore, each participant in the Plan is urged to consult his or her own accountant, legal or other advisor regarding the tax consequences of participation in the Plan. This discussion is based on the provisions of the Code as presently in effect.

         The issuance of shares to Richard D. Surber pursuant to the Plan may constitute ordinary income. As with other forms of compensation, withholding tax and other trust fund payments may be due with respect to the issuance of shares as compensation for services to the Company. The Company will not withhold for tax liabilities, and all taxes due will be paid by Mr. Surber.


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Item 2.  Registrant Information

         The Company will provide to Mr. Surber upon request a copy, without charge, of the Company's periodic reports filed with the SEC, including its latest annual report on Form 10-KSB and its quarterly reports on Form 10-QSB. The Company will also provide Mr. Surber upon written or oral request a copy, without charge, of the documents incorporated by reference in Item 3 of Part II of the Form S-8 registration statement. These documents are also incorporated by reference into the Section 10(a) prospectus, of which this document is a part. Requests for such information should be directed to the Company at 975 North 1430 West, Orem, Utah 84059, telephone (801) 426-6699